Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196762 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements of MobileIron, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of MobileIron, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 27, 2015